Exhibit 12.1

RATIO OF EARNINGS TO FIXED CHARGES

Computation of Ratio of Earnings to Fixed Charges

(in thousands, except for ratios)

	Predecessor
	Fiscal Year Ended January 31,								Fiscal Year Ended January 31,
	2002		2003		2004		2005		2006		2006
									(Historical)		(Pro Forma)
Income before income taxes	$31,371		$37,250		$33,654		$20,059		$52,630		$(33,244)
Interest	—		—		413		3,300		3,300		51,125
Amortization of debt issuance costs	—		—		42		1,466		1,340		3,611
Portion of rentals deemed to be interest	545		487		536		1,455		1,530		1,530

Income available for fixed charges	$31,916		$37,737		$34,645		$26,280		$58,800		$23,022

Fixed charges:
Interest	$—		$—		$413		$3,300		$3,300		$51,125
Amortization of debt issuance costs	—		—		42		1,466		1,340		3,611
Portion of rentals deemed to be interest	545		487		536		1,455		1,530		1,530

Total fixed charges	$545		$487		$991		$6,221		$6,170		$56,266

Ratio of earnings to fixed charges	58.6	x	77.4	x	35.0	x	4.2	x	9.5	x	—

	Predecessor			Successor	Predecessor/ Successor
	Three Months Ended April 30, 2005		For the Period From February 1, 2006 to March 9, 2006	For the Period From March 10, 2006 to April 30, 2006	Three Months Ended April 30, 2006
	(Historical)		(Historical)	(Historical)	(Pro Forma)
Income (loss) before income taxes	$12,919		$(43,051)	$(10,842)	$(19,026)
Interest	825		355	7,365	12,706
Amortization of debt issuance costs	335		1,931	282	450
Portion of rentals deemed to be interest	385		161	226	387

Income (loss) available for fixed charges	$14,464		$(40,604)	$(2,969)	$(5,483)

Fixed charges:
Interest	$825		$355	$7,365	$12,706
Amortization of debt issuance costs	335		1,931	282	450
Portion of rentals deemed to be interest	385		161	226	387

Total fixed charges	$1,545		$2,447	$7,873	$13,543

Ratio of earnings to fixed charges	9.4	x	—	—	—

For purposes of computing the ratio of earnings to fixed charges, earnings consist of income before income taxes plus fixed charges. Fixed charges consist of (i) interest expense, (ii) amortization of debt issuance costs, and (iii) that portion of rental expense we estimate to be representative of interest. On a pro forma basis giving effect to the acquisition transactions as of February 1, 2005, earnings would not have been sufficient to cover fixed charges by $33.2 million and $19.0 million for the fiscal year ended January 31, 2006 and three months ended April 30, 2006, respectively. On a historical basis, earnings would not have been sufficient to cover fixed charges by $43.1 million and $10.8 million for the Predecessor period from February 1, 2006 through March 9, 2006 and Successor period from March 10, 2006 through April 30, 2006, respectively.